                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 7)(1)

                                   SAIA, INC.
                                   ----------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                    78709Y105
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                September 27, 2006
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

          If the filing person has previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box /_/.

          NOTE.  Schedules filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 23 Pages)

--------
(1)       The  remainder  of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 2 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   546,193
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               546,193
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     546,193
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 3 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PARCHE, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   219,567
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               219,567
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     219,567
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 4 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RCG AMBROSE MASTER FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   76,381
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               76,381
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     76,381
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 5 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RCG HALIFAX FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   70,325
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               70,325
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    70,325
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 6 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   340,732
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               340,732
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     340,732
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 7 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ADMIRAL ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   765,760
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               765,760
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     765,760
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 8 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   340,732
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               340,732
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     340,732
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 9 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS CAPITAL GROUP, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,253,198
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               1,253,198
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,253,198
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 10 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     C4S & CO., LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,253,198
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               1,253,198
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,253,198
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 11 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PETER A. COHEN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,253,198
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,253,198
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,253,198
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 12 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     MORGAN B. STARK
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,253,198
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,253,198
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,253,198
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 13 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     JEFFREY M. SOLOMON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,253,198
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,253,198
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,253,198
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 14 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     THOMAS W. STRAUSS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,253,198
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,253,198
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,253,198
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 15 of 23 Pages
----------------------                                    ----------------------

                  The following constitutes Amendment No. 7 ("Amendment No. 7")
to the Schedule 13D filed by the undersigned. This Amendment No. 7 amends the
Schedule 13D as specifically set forth.

         Item 3 is hereby amended and restated as follows:

         The Shares purchased by Starboard, Parche, RCG Ambrose, RCG Halifax and
Ramius Master were purchased with the working capital of such entities (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.
The aggregate purchase cost of the 1,253,198 Shares beneficially owned in the aggregate by all of the Reporting Persons is approximately $32,586,292.45, including brokerage commissions.

         Item 5 is hereby amended and restated as follows:

         The aggregate percentage of Shares reported owned by each person named herein is based upon 14,656,155 Shares outstanding, which is the total number of
Shares outstanding as of July 26, 2006, as reported in the Issuer's Quarterly
Report on Form 10-Q filed with the Securities and Exchange Commission on July
28, 2006.

     A.           Starboard

              (a) As of September 28, 2006, Starboard beneficially owned 546,193
Shares.

                  Percentage: Approximately 3.7%.

              (b) 1. Sole power to vote or direct vote: 546,193
                  2. Shared power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 546,193
                  4. Shared power to dispose or direct the disposition: 0

              (c) The transactions by Starboard in the Shares since the filing of Amendment No. 6 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

     B.           Parche

              (a) As of September 28, 2006, Parche beneficially owned 219,567
Shares.

                  Percentage: Approximately 1.5%.

              (b) 1. Sole power to vote or direct vote: 219,567
                  2. Shared power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 219,567
                  4. Shared power to dispose or direct the disposition: 0

              (c) The transactions by Parche in the Shares since the filing of
Amendment No. 6 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 16 of 23 Pages
----------------------                                    ----------------------

     C.           RCG Ambrose

              (a) As of September 28, RCG Ambrose beneficially owned 76,381
Shares.

                  Percentage: Less than 1%.

              (b) 1. Sole power to vote or direct vote: 76,381
                  2. Shared power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 76,381
                  4. Shared power to dispose or direct the disposition: 0

              (c) The transactions by RCG Ambrose in the Shares since the filing of Amendment No. 6 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

     D.           RCG Halifax

              (a) As of September 28, 2006, RCG Halifax beneficially owned
70,325 Shares.

                  Percentage: Less than 1%.

              (b) 1. Sole power to vote or direct vote: 70,325
                  2. Shared power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 70,325
                  4. Shared power to dispose or direct the disposition: 0

              (c) The transactions by RCG Halifax in the Shares since the filing of Amendment No. 6 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

         E.       Ramius Master

              (a) As of September 28, 2006, Ramius Master beneficially owned
340,732 Shares.

                  Percentage: Approximately 2.3%.

              (b) 1. Sole power to vote or direct vote: 340,732
                  2. Shared power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 340,732
                  4. Shared power to dispose or direct the disposition: 0

              (c) The transactions by Ramius Master in the Shares since the filing of Amendment No. 6 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

         F.       Admiral Advisors

              (a) As of September 28, 2006, as the investment manager of
Starboard and the managing member of Parche, Admiral Advisors may be deemed the

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 17 of 23 Pages
----------------------                                    ----------------------

beneficial owner of (i) 546,193 Shares owned by Starboard and (ii) 219,567
Shares owned by Parche.

                  Percentage: Approximately 5.2%.

              (b) 1. Sole power to vote or direct vote: 765,760
                  2. Shared power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 765,760
                  4. Shared power to dispose or direct the disposition: 0

              (c) Admiral Advisors did not enter into any transactions in the
Shares since the filing of Amendment No. 6 to Schedule 13D. The transactions in the Shares since the filing of Amendment No. 6 to Schedule 13D on behalf of
Starboard and Parche are set forth in Schedule A and are incorporated herein by reference.

         G.       Ramius Advisors

              (a) As of September 28, 2006, as the investment advisor of Ramius
Master, Ramius Advisors may be deemed the beneficial owner of 340,732 Shares owned by Ramius Master.

                  Percentage: Approximately 2.3%.

              (b) 1. Sole power to vote or direct vote: 340,732
                  2. Shared power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 340,732
                  4. Shared power to dispose or direct the disposition: 0

              (c) Ramius Advisors did not enter into any transactions in the
Shares since the filing of Amendment No. 6 to Schedule 13D. The transactions in the Shares since the filing of Amendment No. 6 to Schedule 13D on behalf of
Ramius Master are set forth in Schedule A and are incorporated herein by reference.

         H.       Ramius Capital

              (a) As of September 28, 2006, as the sole member of Admiral
Advisors and Ramius Advisors (the investment advisor of Ramius Master) and as the investment advisor to RCG Halifax and RCG Ambrose, Ramius Capital may be
deemed the beneficial owner of (i) 546,193 shares owned by Starboard, (ii)
219,567 Shares owned by Parche, (iii) 76,381 Shares owned by RCG Ambrose, (iv)
70,325 Shares owned by RCG Halifax and (v) 340,732 Shares owned by Ramius
Master.

                  Percentage: Approximately 8.6%.

              (b) 1. Sole power to vote or direct vote: 1,253,198
                  2. Shared power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 1,253,198
                  4. Shared power to dispose or direct the disposition: 0

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 18 of 23 Pages
----------------------                                    ----------------------

              (c) Ramius Capital did not enter into any transactions in the
Shares since the filing of Amendment No. 6 to Schedule 13D. The transactions in the Shares since the filing of Amendment No. 6 to Schedule 13D on behalf of
Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master are set forth in
Schedule A and are incorporated herein by reference.

         I.       C4S

              (a) As of September 28, 2006, as the managing member of Ramius
Capital, C4S may be deemed the beneficial owner of (i) 546,193 Shares owned by
Starboard, (ii) 219,567 Shares owned by Parche, (iii) 76,381 Shares owned by RCG
Ambrose, (iv) 70,325 Shares owned by RCG Halifax, and (v) 340,732 Shares owned by Ramius Master.

                  Percentage: Approximately 8.6%.

              (b) 1. Sole power to vote or direct vote: 1,253,198
                  2. Shared power to vote or direct vote: 0
                  3. Sole power to dispose or direct the disposition: 1,253,198
                  4. Shared power to dispose or direct the disposition: 0

              (c) C4S did not enter into any transactions in the Shares since the filing of Amendment No. 6 to Schedule 13D. The transactions in the Shares since the filing of Amendment No. 6 to Schedule 13D on behalf of Starboard,
Parche, RCG Ambrose, RCG Halifax and Ramius Master are set forth in Schedule A and are incorporated by reference.

         J.       Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

              (a) As of September 28, 2006, as the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of (i) 546,193 Shares owned by Starboard, (ii) 219,567 Shares owned by Parche, (iii) 76,381 Shares owned by RCG Ambrose, (iv) 70,325 Shares owned by RCG Halifax and (v) 340,732 Shares owned by Ramius Master. Each of
Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the Shares owned by Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master by virtue of their shared authority to vote and dispose of such Shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such Shares.

                  Percentage: Approximately 8.6%.

              (b) 1. Sole power to vote or direct vote: 0
                  2. Shared power to vote or direct vote: 1,253,198
                  3. Sole power to dispose or direct the disposition: 0
                  4. Shared power to dispose or direct the disposition: 1,253,198

              (c) None of Mr. Cohen, Mr. Stark, Mr. Strauss or Mr. Solomon has
entered into any transactions in the Shares since the filing of Amendment No. 6 to Schedule 13D. The transactions in the Shares since the filing of Amendment
No. 6 to Schedule 13D on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master are set forth in Schedule A and are incorporated by reference.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 19 of 23 Pages
----------------------                                    ----------------------

              (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such Shares.

              (e) Not applicable.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 20 of 23 Pages
----------------------                                    ----------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   September 29, 2006

RAMIUS CAPITAL GROUP, LLC               RCG AMBROSE MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                  By: Ramius Capital Group, LLC,
    as Managing Member                      its Investment Advisor

By: /s/ Jeffrey M. Solomon              By: C4S & Co., L.L.C.,
    -------------------------               its Managing Member
    Name:  Jeffrey M. Solomon
    Title: Managing Member
                                        By: /s/ Jeffrey M. Solomon
                                            ------------------------------------
                                           Name:  Jeffrey M. Solomon
                                           Title: Managing Member

RCG HALIFAX FUND, LTD.                  RAMIUS MASTER FUND, LTD

By: Ramius Capital Group, LLC,          By: Ramius Advisors, LLC
    its Investment Advisor                  its Investment Advisor

By: C4S & Co., L.L.C.,                  By: Ramius Capital Group, LLC
    its Managing Member                     its Managing Member

By: /s/ Jeffrey M. Solomon              By: /s/ Jeffrey M. Solomon
    -------------------------               ------------------------------------
    Name:  Jeffrey M. Solomon               Name:  Jeffrey M. Solomon
    Title: Managing Member                  Title: Managing Member

C4S & CO., L.L.C.                       JEFFREY M. SOLOMON

By: /s/ Jeffrey M. Solomon              /s/ Jeffrey M. Solomon
    -------------------------           ----------------------------------------
    Name:  Jeffrey M. Solomon           Individually and as attorney-in-fact for Peter A.
    Title: Managing Member              Cohen, Morgan B. Stark and Thomas W. Strauss

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 21 of 23 Pages
----------------------                                    ----------------------

STARBOARD VALUE & OPPORTUNITY           PARCHE, LLC
MASTER FUND LTD.
                                        By: Admiral Advisors, LLC, its managing member
By: /s/ Jeffrey M. Solomon
    -------------------------
    Name:  Jeffrey M. Solomon
    Title: Authorized Signatory         By: /s/ Jeffrey M. Solomon
                                            ------------------------------------
                                            Name:  Jeffrey M. Solomon
                                            Title: Authorized Signatory

ADMIRAL ADVISORS, LLC                                        RAMIUS ADVISORS, LLC

By: Ramius Capital Group, LLC,          By: Ramius Capital Group, LLC, its managing member
    its managing member

By: /s/ Jeffrey M. Solomon              By: /s/ Jeffrey M. Solomon
    -------------------------               ------------------------------------
    Name:  Jeffrey M. Solomon               Name:  Jeffrey M. Solomon
    Title: Authorized Signatory             Title: Authorized Signatory

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 22 of 23 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

 TRANSACTIONS IN THE SHARES SINCE THE FILING OF AMENDMENT NO. 6 TO SCHEDULE 13D

Shares of Common Stock              Price Per                       Date of
        Sold                         Share($)                    Purchase/sale
        ----                         --------                    -------------

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

        4,902                        33.3670                       9/18/06
       21,792                        32.5425                       9/19/06
          949                        33.5985                       9/19/06
        2,153                        33.4107                       9/20/06
        9,840                        33.4212                       9/21/06
        7,829                        31.8218                       9/25/06
        8,467                        32.3545                       9/26/06
        6,438                        32.2942                       9/27/06
        8,717                        32.5000                       9/28/06
        6,538                        33.1971                       9/28/06

                                   PARCHE, LLC

        1,971                        33.3670                       9/18/06
        8,760                        32.5425                       9/19/06
          381                        33.5985                       9/19/06
          865                        33.4107                       9/20/06
        3,956                        33.4212                       9/21/06
        3,147                        31.8218                       9/25/06
        3,404                        32.3545                       9/26/06
        2,588                        32.2942                       9/27/06
        1,660                        32.5000                       9/28/06
        1,844                        32.5000                       9/28/06
        1,245                        33.1971                       9/28/06
        1,383                        33.1971                       9/28/06

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 23 of 23 Pages
----------------------                                    ----------------------

                          RCG AMBROSE MASTER FUND, LTD.

          686                        33.3670                       9/18/06
        3,047                        32.5425                       9/19/06
          133                        33.5985                       9/19/06
          301                        33.4107                       9/20/06
        1,376                        33.4212                       9/21/06
        1,095                        31.8218                       9/25/06
        1,184                        32.3545                       9/26/06
          900                        32.2942                       9/27/06
        1,219                        32.5000                       9/28/06
          914                        33.1971                       9/28/06

                             RCG HALIFAX FUND, LTD.

          631                        33.3670                       9/18/06
        2,806                        32.5425                       9/19/06
          122                        33.5985                       9/19/06
          277                        33.4107                       9/20/06
        1,267                        33.4212                       9/21/06
        1,007                        31.8218                       9/25/06
        1,091                        32.3545                       9/26/06
          829                        32.2942                       9/27/06
        1,122                        32.5000                       9/28/06
          842                        33.1971                       9/28/06

                             RAMIUS MASTER FUND, LTD

        3,058                        33.3670                       9/18/06
       13,595                        32.5425                       9/19/06
          592                        33.5985                       9/19/06
        1,343                        33.4107                       9/20/06
        6,138                        33.4212                       9/21/06
        4,884                        31.8218                       9/25/06
        5,282                        32.3545                       9/26/06
        4,016                        32.2942                       9/27/06
        5,438                        32.5000                       9/28/06
        4,078                        33.1971                       9/28/06